REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Trustees
The Cruelty Free Value Fund
McLean, Virginia

     We have audited the accompanying statement of assets and liabilities and schedule of investments of The Cruelty Free Value Fund ("the Fund"), as of November 30, 1997 and the related statement of operations, changes in net assets and financial highlights for the period from April 29, 1997 (commencement of operations) through November 30, 1997. These financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights. Our procedures included confirmation of securities owned as of November 30, 1997, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Cruelty Free Value Fund as of November 30, 1997 and the results of operations, changes in net assets and financial highlights for the period from April 29, 1997 (commencement of operations) through November 30, 1997 in conformity with generally accepted accounting principles.


                                   JOHNSON LAMBERT & CO.

Bethesda, Maryland
December 12, 1997